EXHIBIT 99.1

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[leap logo]

AT&T to Acquire Leap Wireless

Dallas, Texas, and San Diego, California, July 12, 2013 – AT&T Inc. (NYSE:T) and pre-paid wireless provider Leap Wireless International Inc. (NASDAQ:LEAP) have entered into an agreement for AT&T to acquire Leap for $15 per share in cash. Under the terms of the agreement, AT&T will acquire all of Leap’s stock and wireless properties, including licenses, network assets, retail stores and approximately 5 million subscribers. As of April 15, 2013, Leap had $2.8 billion of net debt. Leap shareholders will also receive a contingent right entitling them to the net proceeds received on the sale of Leap’s 700 Mhz “A Block” spectrum in Chicago, which Leap purchased for $204 million in August 2012.

Leap’s network covers approximately 96 million people in 35 U.S. states. Leap currently operates -- under the Cricket brand -- a 3G CDMA network, as well as a 4G LTE network covering 21 million people in these areas, and has 3,400 employees.

AT&T will retain the Cricket brand name, provide Cricket customers with access to AT&T’s award-winning 4G LTE mobile network, utilize Cricket’s distribution channels, and expand Cricket’s presence to additional U.S. cities. The result will be increased competition, better device choices, improved customer care and a significantly enhanced mobile Internet experience for consumers seeking low-cost prepaid wireless plans.

The combined company will have the financial resources, scale and spectrum to better compete with other major national providers for customers interested in low-cost, prepaid service. Cricket’s employees, operations and distribution will jump start AT&T’s expansion into the highly competitive prepaid segment.

The acquisition includes spectrum in the PCS and AWS bands covering 137 million people and is largely complementary to AT&T’s existing spectrum licenses.   Immediately after approval of the transaction, AT&T plans to put Leap’s unutilized spectrum – which covers 41 million people -- to use in furthering its 4G LTE deployment and providing additional capacity and enhanced network performance for customers’ growing mobile Internet usage.

Owners of approximately 29.8% of Leap’s outstanding shares have entered into an agreement to vote in favor of the transaction.

The transaction is subject to review by the Federal Communications Commission and the Department of Justice and to other customary closing conditions. AT&T expects the transaction to close in six to nine months.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Leap by AT&T. In connection with the proposed acquisition, Leap and AT&T intend to file relevant materials with the SEC, including Leap’s proxy statement on Schedule 14A. STOCKHOLDERS OF LEAP ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING LEAP’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov, and Leap’s stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from Leap. Such documents are not currently available.

Participants in Solicitation

AT&T and its directors and executive officers, and Leap and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Leap common stock in respect of the proposed transaction. Information about the directors and executive officers of AT&T is set forth in the proxy statement for AT&T’s 2013 Annual Meeting of Stockholders, which was filed with the SEC on March 11, 2013. Information about the directors and executive officers of Leap is set forth in the proxy statement for Leap’s 2013 Annual Meeting of Stockholders, which was filed with the SEC on April 30, 2013. Investors may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the acquisition when it becomes available.

*AT&T products and services are provided or offered by subsidiaries and affiliates of AT&T Inc. under the AT&T brand and not by AT&T Inc.
About AT&T
AT&T Inc. (NYSE:T) is a premier communications holding company and one of the most honored companies in the world. Its subsidiaries and affiliates – AT&T operating companies – are the providers of AT&T services in the United States and internationally. With a powerful array of network resources that includes the nation’s largest 4G network, AT&T is a leading provider of wireless, Wi-Fi, high speed Internet, voice and cloud-based services. A leader in mobile Internet, AT&T also offers the best wireless coverage worldwide of any U.S. carrier, offering the most wireless phones that work in the most countries. It also offers advanced TV services under the AT&T U-verse® and AT&T |DIRECTV brands. The company’s suite of IP-based business communications services is one of the most advanced in the world.
Additional information about AT&T Inc. and the products and services provided by AT&T subsidiaries and affiliates is available at http://www.att.com/aboutus or follow our news on @ATT, on Facebook at http://www.facebook.com/att and YouTube at http://www.youtube.com/att.
© 2013 AT&T Intellectual Property. All rights reserved. 4G not available everywhere. AT&T, the AT&T logo and all other marks contained herein are trademarks of AT&T Intellectual Property and/or AT&T affiliated companies. All other marks contained herein are the property of their respective owners.
About Leap
Leap provides innovative, high-value wireless services to a fast-growing, young and ethnically diverse customer base. With the value of unlimited wireless services as the foundation of its business, Leap pioneered its Cricket service. Cricket products and services are available nationwide through company-owned stores, dealers, national retailers and at MyCricket.com.  Through its affordable, flat-rate service plans, Cricket offers customers a choice of unlimited voice, text, data and mobile Web services. Headquartered in San Diego, Calif., Leap is traded on the NASDAQ Global Select Market under the ticker symbol "LEAP." For more information, please visit www.leapwireless.com.

Cautionary Language Concerning Forward-Looking Statements
Information set forth in this press release contains financial estimates and other forward-looking statements, including statements as to the expected timing, completion and effects of the proposed transaction that are subject to risks and uncertainties, and actual results might differ materially. The companies may not be able to complete the proposed transaction on the terms described above or other acceptable terms or at all because of a number of factors, including (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, (2) the failure to obtain stockholder approval or the failure to satisfy the closing conditions, (3) the failure to obtain the necessary regulatory approvals on conditions permissible under the Merger Agreement, (4) risks related to disruption of management’s attention from Leap’s ongoing business operations due to the transaction and (5) the effect of the announcement of the Merger on the ability of Leap to retain customers and retain and hire key personnel and maintain relationships with its suppliers, operating results and business generally. A discussion of factors that may affect future results is contained in AT&T's and Leap’s filings with the Securities and Exchange Commission. AT&T and Leap each disclaims any obligation to update and revise statements contained in this news release based on new information or otherwise.